[LOGO] FOR IMMEDIATE RELEASE

October 22, 2012

Company:	Dominion

Contacts:
Media:	Jim Norvelle, (804) 771-6115, jim.norvelle@dom.com Chet Wade, (804) 771-6115, chet.wade@dom.com
Analysts:	Tom Hamlin, (804) 819-2154, thomas.e.hamlin@dom.com Nathan Frost, (804) 819-2187, nathan.j.frost@dom.com

DOMINION TO CLOSE, DECOMMISSION KEWAUNEE POWER STATION

~~•~~	Decision tied to lack of economies of scale, low Midwest power prices
~~•~~	Focus to remain on safety during remaining operation and after shutdown
~~•~~	Dominion to take a one-time after-tax charge of $281 million in 2012 third quarter

RICHMOND, Va. – Dominion (NYSE: D) today said it plans to close and decommission its Kewaunee Power Station in Carlton, Wis., after the company was unable to find a buyer for the 556-megawatt nuclear facility. Pending a grid reliability review by the Midwest Independent Transmission System Operator (MISO), the station is expected to cease power production in the second quarter of 2013 and move to safe shutdown.

Dominion announced in April 2011 that it would seek to sell Kewaunee as part of a regular review of its portfolio of assets to determine which assets fit strategically and support its objectives to improve return on invested capital and shareholder value. The company was unable to find a buyer for the facility.

“This was an extremely difficult decision, especially in light of how well the station is running and the dedication of the employees,” said Thomas F. Farrell II, Dominion chairman, president and CEO. “This decision was based purely on economics. Dominion was not able to move forward with our plan to grow our nuclear fleet in the Midwest to take advantage of economies of scale. In addition, Kewaunee’s power purchase agreements are ending at a time of projected low wholesale electricity prices in the region. The combination of these factors makes it uneconomic for Kewaunee to continue operations.”

Farrell said the company’s top priority will be a continued focus on safety.

“We intend to take all steps necessary to ensure the protection of the public, employees and the environment during the remaining period of power generation, as the station is shut down, and throughout the decommissioning process,” Farrell said. “We will be vigilant, and we plan to make sure the facility has the resources it needs.”

The station will remain under the oversight of the Nuclear Regulatory Commission (NRC) throughout the decommissioning process.

Following station shutdown, Dominion plans to meet its obligations to the two utilities that purchase Kewaunee’s generation through market purchases until the power purchase agreements expire in December 2013.

“One thing that should be perfectly clear is that the employees of Kewaunee have been doing an outstanding job, and this decision is in no way a reflection on them,” Farrell said. “I want to thank them for all they have done, and Dominion will work to make the transition as smooth as possible for them and their communities. I also want to thank Governor Walker and other elected officials for their help and support since we purchased the station back in 2005. We regret leaving the positive business environment the State of Wisconsin provides.”

Dominion plans to recognize an after-tax charge of $281 million in the third quarter of 2012 related to the closing and decommissioning of the station. The one-time charge will be excluded from operating earnings.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, for reporting to the board of directors, for the company’s incentive compensation plans, and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

Kewaunee’s decommissioning trust is currently fully funded, and the company believes that the amounts available in the trust plus expected earnings will be sufficient to cover all decommissioning costs expected to be incurred after the station closes.

Kewaunee Power Station, located on Lake Michigan about 35 miles southeast of Green Bay, began commercial operation in 1974. It has one Westinghouse pressurized water reactor. Dominion acquired the station in July 2005. In February 2011, the NRC renewed the station’s operating license for an additional 20 years, until 2033.

Farrell said Dominion still firmly believes that nuclear energy must play an important part in the nation’s energy future.

“History has proven that nuclear energy is a major reason the United States enjoys one of the most reliable, least expensive and cleanest electric grids in the world,” he said. “The situation Dominion faces at Kewaunee is the result of circumstances unique to the station and do not reflect the nuclear industry in general. The nation will be hard-pressed to meet its energy needs, let alone do so in a secure and affordable manner, without a robust and growing nuclear energy program.”

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 27,400 megawatts of generation, 11,000 miles of natural gas transmission, gathering and storage pipeline and 6,300 miles of electric transmission lines.  Dominion operates the nation's largest natural gas storage system with 947 billion cubic feet of storage capacity and serves retail energy customers in 15 states. For more information about Dominion, visit the company's website at www.dom.com.

This news release includes certain “forward-looking information.” Examples include information as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this release. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves. In addition, our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control or estimate precisely, such as fluctuations in the value of assets held in our decommissioning trusts, the risk associated with the operation of nuclear facilities, fluctuations in energy-related commodity prices, additional competition in electric markets in which our merchant generation facilities operate and state and federal legislative and regulatory developments. We have identified and will in the future identify a number of these factors in our SEC Reports on Forms 10-K and 10-Q. We refer you to those discussions for further information. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.
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